Exhibit 10.2.a.


		GUARANTY AND SURETYSHIP AGREEMENT


      THIS GUARANTY AND SURETYSHIP AGREEMENT (this "GUARANTY") is made and entered into as of this 8th day of March, 2002, by GREAT PLAINS ENERGY INCORPORATED (the "GUARANTOR"), with an address at 1201 Walnut Street, Kansas City, MO 64106, in consideration of the extension of credit by PNC BANK, NATIONAL ASSOCIATION (the "BANK"), with an address at One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222, to STRATEGIC ENERGY, L.L.C. (the "BORROWER"), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

      1. GUARANTY OF OBLIGATIONS. The Guarantor hereby guarantees, and becomes surety for, the prompt payment of all debts, liabilities and financial obligations owing by the Borrower to the Bank or to any other direct or indirect subsidiary of The PNC Financial Services Group, Inc., of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), arising under or related to (x) that certain Letter Agreement governing a $25,000,000 committed line of credit for the issuance of standby letters of credit between the Borrower and the Bank, dated March 30, 2001, as amended on or about the date herewith,
(y) each letter of credit issued by the Bank on account of the Borrower pursuant to such Letter Agreement, and (z) that certain Reimbursement Agreement for Standby Letter(s) of Credit executed by the Borrower in favor of the Bank, dated November 14, 2000, as amended (but only as it pertains to the Letter Agreement and letters of credit issued pursuant to such Letter Agreement), and any amendments, extensions, renewals or increases of any of the foregoing and all costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys' fees and expenses (hereinafter referred to collectively as the "OBLIGATIONS"). If the Borrower defaults under any such Obligations, the Guarantor will pay the amount due to the Bank. Notwithstanding anything contained in this Guaranty to the contrary, in the event that the Borrower is required to make a payment to cash-collateralize any Letters of Credit in accordance with the terms of the Reimbursement Agreement,

     (a) the Guarantor shall not be required to provide cash collateral for the Letters of Credit unless one of the following events shall have occurred:

          (1) the Guarantor shall fail, at any time, to cause the ratio of (i) Total Indebtedness (as defined on Schedule A hereto) to (ii) Total Capitalization (as defined on Schedule A hereto) to be less than or equal to 0.65 to 1.0;

          (2) the Guarantor shall permit the Interest Coverage Ratio (as defined on Schedule A hereto) as of the end of any fiscal quarter of the Guarantor to be less than 2.0 to 1.0;

          (3)   an "Event of Default" shall occur under this Guaranty;
          or

          (4) the Borrower or the Guarantor shall dissolve, terminate its existence, become insolvent, have a receiver appointed for it or any part of its property, make an assignment for the benefit of creditors, or be subject to any proceedings under any bankruptcy or insolvency laws; then

     (b) the amount of cash collateral to be provided by the Guarantor shall be limited to one hundred percent (100%) of the undrawn face amount of the outstanding Letters of Credit;

provided that the Guarantor shall continue to be obligated to pay, to the extent not paid by the Borrower, all other Obligations (including without limitation, all fees charged in connection with the issuance of the Letters of Credit and all reasonable attorneys fees and expenses) whether or not cash collateral shall have been provided to the Bank by the Guarantor or any other party.

      2. NATURE OF GUARANTY; WAIVERS. This is a guaranty of payment and not of collection and the Bank shall not be required, as a condition of the Guarantor's liability, to make any demand upon or to pursue any of its rights against the Borrower, or to pursue any rights which may be available to it with respect to any other person who may be liable for the payment of the Obligations.

      This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until all of the Obligations have been indefeasibly paid in full, and the Bank has terminated this Guaranty. This Guaranty will remain in full force and effect even if there is no principal balance outstanding under the Obligations at a particular time or from time to time. This Guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by the Bank of any other party, or any other guaranty or any security held by it for any of the Obligations, by any failure of the Bank to take any steps to perfect or maintain its lien or security interest in or to preserve its rights to any security or other collateral for any of the Obligations or any guaranty, or by any irregularity, unenforceability or invalidity of any of the Obligations or any part thereof or any security or other guaranty thereof. The Guarantor's obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off, deduction or defense based upon any claim the Guarantor may have against the Borrower or the Bank, except payment or performance of the Obligations.

      Notice of acceptance of this Guaranty, notice of extensions of credit to the Borrower from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon the Bank's failure to comply with the notice requirements of the applicable version of Uniform Commercial Code 9-504 are hereby waived. The Guarantor waives all defenses based on suretyship or impairment of collateral.

      The Bank at any time and from time to time, without the consent of the Guarantor, and without impairing or releasing, discharging or modifying the Guarantor's liabilities hereunder, may (a) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of the Obligations;
(b) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the Obligations, any other guaranties, or any security for any Obligations or guaranties; (c) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any Obligations of the Borrower in such order, manner and amount as the Bank may determine in its sole discretion;
(d) settle, compromise or deal with any other person, including the Borrower or the Guarantor, with respect to any Obligations in such manner as the Bank deems appropriate in its sole discretion;
(e) substitute, exchange or release any security or guaranty; or (f) take such actions and exercise such remedies hereunder as provided herein. The Bank shall provide the Guarantor with prompt notice of the occurrence of any actions within the scope of clauses (a) through
(f) of this paragraph; provided, however, that failure to provide such notice shall not affect the validity of said actions or the Obligations of the Guarantor under this Guaranty.

     3. REPAYMENTS OR RECOVERY FROM THE BANK. If any demand is made at any time upon the Bank for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if the Bank repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Guarantor will be and remain liable hereunder for the amount so repaid or recovered to the same extent as if such amount had never been received originally by the Bank. The provisions of this section will be and remain effective notwithstanding any contrary action which may have been taken by the Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to the Bank's rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable.

      4. FINANCIAL STATEMENTS. Unless compliance is waived in writing by the Bank or until all of the Obligations have been paid in full, the Guarantor will promptly submit to the Bank copies of its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q.

      5. ENFORCEABILITY OF OBLIGATIONS. No modification, limitation or discharge of the Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law will affect, modify, limit or discharge the Guarantor's liability in any manner whatsoever and this Guaranty will remain and continue in full force and effect and will be enforceable against the Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted. The Guarantor waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the liability of the Borrower that may result from any such proceeding.

      6. EVENTS OF DEFAULT. The occurrence of any of the following shall be an "EVENT OF DEFAULT": (i) the Guarantor's failure to perform any of its obligations hereunder (including without limitation, the Guarantor's obligation to provide cash collateral for the Letters of Credit pursuant to the terms of Section 1 above); (ii) the falsity, inaccuracy or material breach by the Guarantor of any written warranty, representation or statement made or furnished to the Bank by or on behalf of the Guarantor; or (iii) the termination or attempted termination of this Guaranty. Upon the occurrence of any Event of Default, (a) the Guarantor shall pay to the Bank the amount of the Obligations; or (b) on demand of the Bank, the Guarantor shall immediately deposit with the Bank, in U.S. dollars, all amounts due or to become due under the Obligations, and the Bank may at any time use such funds to repay the Obligations; or (c) the Bank in its discretion may exercise with respect to any collateral any one or more of the rights and remedies provided a secured party under the applicable version of the Uniform Commercial Code; or (d) the Bank in its discretion may exercise from time to time any other rights and remedies available to it at law, in equity or otherwise.

      7. COSTS. To the extent that the Bank incurs any costs or expenses in protecting or enforcing its rights under the Obligations or this Guaranty, including reasonable attorneys' fees and the costs and expenses of litigation, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest from the incurring or payment thereof at the Default Rate (as defined in any of the Obligations).

      8. POSTPONEMENT OF SUBROGATION. Until the Obligations are indefeasibly paid in full, the Guarantor postpones and subordinates in favor of the Bank any and all rights which the Guarantor may have to
(a) assert any claim against the Borrower based on subrogation rights with respect to payments made hereunder, and (b) any realization on any property of the Borrower, including participation in any marshalling of the Borrower's assets.

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       9.     NOTICES.   All  notices,  demands,  requests,  consents,
approvals and other communications required or permitted hereunder must be in writing and will be effective upon receipt. Such notices and other communications may be hand-delivered, sent by facsimile transmission with confirmation of delivery and a copy sent by first-class mail, or sent by nationally recognized overnight courier service, to the addresses for the Bank and the Guarantor set forth above or to such other address as one may give to the other in writing for such purpose.

      10. PRESERVATION OF RIGHTS. No delay or omission on the Bank's part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank's action or inaction impair any such right or power. The Bank's rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity. The Bank may proceed in any order against the Borrower, the Guarantor or any other obligor of, or collateral securing, the Obligations.

      11. ILLEGALITY. In case any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12. CHANGES IN WRITING. No modification, amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Guarantor in any case will entitle the Guarantor to any other or further notice or demand in the same, similar or other circumstance.

      13. ENTIRE AGREEMENT. This Guaranty (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Guarantor and the Bank with respect to the subject matter hereof; provided, however, that this Guaranty is in addition to, and not in substitution for, any other guarantees from the Guarantor to the Bank.

      14. SUCCESSORS AND ASSIGNS. This Guaranty will be binding upon and inure to the benefit of the Guarantor and the Bank and their respective heirs, executors, administrators, successors and assigns; PROVIDED, HOWEVER, that the Guarantor may not assign this Guaranty in whole or in part without the Bank's prior written consent and the Bank at any time may assign this Guaranty in whole or in part.

      15. INTERPRETATION. In this Guaranty, unless the Bank and the Guarantor otherwise agree in writing, the singular includes the plural and the plural the singular; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word "or" shall be deemed to include "and/or", the words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; and references to sections or exhibits are to those of this Guaranty unless otherwise indicated. Section headings in this Guaranty are included for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose. If this Guaranty is executed by more than one party as Guarantor, the obligations of such persons or entities will be joint and several.

      16. INDEMNITY. The Guarantor agrees to indemnify each of the Bank, its directors, officers and employees and each legal entity, if any, who controls the Bank (the "INDEMNIFIED PARTIES") and to hold each Indemnified Party harmless from and against any and all claims, damages, losses, liabilities and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party as a result of the execution of or performance under this Guaranty; PROVIDED, HOWEVER, that the foregoing indemnity agreement shall not apply to claims, damages, losses, liabilities and expenses solely attributable to an Indemnified Party's gross negligence or willful misconduct. The indemnity agreement contained in this Section shall survive the termination of this Guaranty. The Guarantor may participate at its expense in the defense of any such claim.

      17. GOVERNING LAW AND JURISDICTION. This Guaranty has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania. THIS GUARANTY WILL BE INTERPRETED
AND THE RIGHTS AND LIABILITIES OF THE BANK AND THE GUARANTOR DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, EXCLUDING ITS CONFLICT OF LAWS RULES. The Guarantor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district where the Bank's office indicated above is located; provided that nothing contained in this Guaranty will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Guarantor individually, against any security or against any property of the Guarantor within any other county, state or other foreign or domestic jurisdiction. The Guarantor acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and the Guarantor. The Guarantor waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Guaranty.

      18. EQUAL CREDIT OPPORTUNITY ACT. If the Guarantor is not an "applicant for credit" under Section 202.2 (e) of the Equal Credit Opportunity Act of 1974 ("ECOA"), the Guarantor acknowledges that (i) this Guaranty has been executed to provide credit support for the Obligations, and (ii) the Guarantor was not required to execute this Guaranty in violation of Section 202.7(d) of the ECOA.

      19. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT THE GUARANTOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS GUARANTY, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS GUARANTY OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE GUARANTOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

      THE GUARANTOR ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS GUARANTY, INCLUDING THE WAIVER OF JURY TRIAL, AND HAS BEEN ADVISED BY COUNSEL AS NECESSARY OR APPROPRIATE.

WITNESS the due execution hereof as a document under seal, as of the date first written above, with the intent to be legally bound hereby.

                                GREAT PLAINS ENERGY INCORPORATED



Attest:  ___________________    By:  ___________________________
                                                          (SEAL)
Print Name:  _______________    Print Name:  ___________________

Title:  ____________________    Title:  ________________________

                              SCHEDULE A

                                  To

                   GUARANTY AND SURETYSHIP AGREEMENT


                             DEFINED TERMS

"ATTRIBUTABLE INDEBTEDNESS" means, on any date, (a) in respect of any Capitalized Lease Obligation of any person, the capitalized amount thereof that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

"CAPITALIZED LEASE" of a person means any lease of property by such person as lessee which would be capitalized on a balance sheet of such person prepared in accordance with GAAP.

"CAPITALIZED LEASE OBLIGATIONS" of a person means the amount of the obligations of such person under Capitalized Leases which would be shown as a liability on a balance sheet of such person prepared in accordance with GAAP.

"CONSOLIDATED EBITDA" means, for any period, for the Guarantor and its Consolidated Subsidiaries, an amount equal to the result of (i) Consolidated Net Income PLUS (ii) Consolidated Interest charges PLUS
(iii) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income PLUS
(iv) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income PLUS (v) all other non-cash items that reduce Consolidated Net Income for such period MINUS (vi) all non-cash items that increase Consolidated Net Income for such period.

"CONSOLIDATED INTEREST CHARGES" means, for the Guarantor and its Consolidated Subsidiaries for any period, the sum of (i) all interest, premium payments, fees, charges and related expenses of the Guarantor and it Consolidated Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Guarantor and its Consolidated Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP. It is understood and agreed that Consolidated Interest Charges shall not include any obligations of the Guarantor or any Consolidated Subsidiary with respect to subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith.

"CONSOLIDATED NET INCOME" means, for any period, for the Guarantor and its Consolidated Subsidiaries, the net income of the Guarantor and its Consolidated Subsidiaries from continuing operation, excluding extraordinary items for that period.

"CONSOLIDATED SUBSIDIARIES" means, as to any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statement of which shall be (or should have been) consolidated with the financial statements of such person in accordance with GAAP.

"CONTINGENT OBLIGATION" of a person means any agreement, undertaking or arrangement by which such person assumes, guarantees, endorses, contingently agrees to purchase or provide fund for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other person, or agrees to maintain the net worth or working capital or otherwise becomes or is contingently liable upon, the obligation or liability of any other person, or agrees to maintain the net worth or working capital or other financical condition of any other person, or otherwise assures any creditor of such other person against loss.

"INDEBTEDNESS" means, as to any person at any particular time, all of the following, without duplication, to the extent recourse may be had to the assets or properties of such person in respect thereof: (i) all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) any direct or contingent obligations of such person in the aggregate in excess of $2,000,000 arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;
(ii) net obligations of such person under Swap Contracts; (iv) all obligations of such Persons to pay the deferred purchase price of property or services (except trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse; (v) cCapitalized lLease oObligations and sSynthetic lLease oObligations of such person; and (vi) all Contingent Obligations of such person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture in which such person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such person. It is understood and agreed that Indebtedness (including Contingent Obligations) shall not include any obligations of the Guarantor with respect to subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith, as long as the maturity date of such debt is subsequent to the scheduled facility termination date for the Guarantor's existing Credit Agreement; PROVIDED that the amount of mandatory principal amortization or defeasance of such debt prior to the scheduled facility termination date shall be included in this definition of Indebtedness. The amount of any cCapitalized lLease oObligation ofr Synthetic Lease Obligation as of any date shall be deemed to be the amount of aAttributable iIndebtedness in respect thereof as of such date.

"INTEREST COVERAGE RATIO" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest
Charges during such period.

"PROJECT FINANCE SUBSIDIARY" means any Subsidiary that meets the following requirements: (i) it is primarily engaged, directly or indirectly, in the ownership, operation and/or financing of independent power production and related facilities and assets; and
(ii) neither the Guarantor nor any other Subsidiary (other than another Project Finance Subsidiary) has any liability, contingent or otherwise, for the Indebtedness or other obligations of such Subsidiary (other than non-recourse liability resulting from the pledge of stock of such Subsidiary).

"SHAREHOLDERS' EQUITY" means, as of any date of determination for the Borrower and its Consolidated Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

"SWAP CONTRACT" means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or forward bond index transactions, collar transactions, currency swap transaction, cross-currency rate swap transaction, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any option to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"SYNTHETIC LEASE OBLIGATION" means the monetary obligation of a person under (a) a so-called synthetic or off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but which, upon the insolvency or bankruptcy of such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

"TOTAL CAPITALIZATION" means Total Indebtedness of the guarantor and its Consolidated Subsidiaries plus the sum of (i) Shareholder's Equity and (ii) to the extent not otherwise included in Indebtedness or Shareholder's Equity, preferred and preference stock and securities of the Guarantor and its Subsidiaries included in a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries in accordance with GAAP.

"TOTAL INDEBTEDNESS" means all Indebtedness of the Guarantor and its Consolidated Subsidiaries on a consolidated basis, excluding (i) Indebtedness arising under Swap Contracts entered into in the ordinary course of business to hedge bona fide transactions and business risks and not for speculation, (ii) Indebtedness of Project Finance Subsidiaries, (iii) Contingent Obligations incurred after May 15, 1996 with respect to Indebtedness of Strategic Energy, L.L.C. in an aggregate amount not exceeding $275,000,000 and (iv) Indebtedness of KLT Investments Inc. incurred in connection with the acquisition and maintenance of its interest (whether direct or indirect) in low income housing projects.

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